Managed Asset Trust
Securities Purchases during an Underwriting involving
Citigroup, subject to Rule 10f-3 under
the Investment Company Act of 1940.

For the period July, 1 to December, 31 2005


Portfolio:			Managed Asset Trust


Security:			L-3 Comm Corp 144A


Date Purchased:			07/27/2005


Price Per Share:		$100.00


Shares Purchased
by the Portfolio *:		600,000


Total Principal Purchased
by the Portfolio *:		$600,000


% of Offering Purchased
by the Portfolio:		.00010%


Broker:				Lehman Brothers


Member:				Citigroup




Portfolio:			Managed Asset Trust


Security:			The Interpublic Group of Companies Inc.


Date Purchased:			10/19/2005


Price Per Share:		$1,000.00


Shares Purchased
by the Portfolio *:		400


Total Principal Purchased
by the Portfolio *:		$400,000.00


% of Offering Purchased
by the Portfolio:		.00076%


Broker:				JP Morgan


Member:				Citigroup